Exhibit 99.1

MICROFLUIDICS INTERNATIONAL CORPORATION ANNOUNCES THIRD QUARTER 2010 FINANCIAL RESULTS

—Conference Call Tuesday, November 16, 2010 at 8:30 a.m.—

Newton, MA, November 15, 2010 - Microfluidics International Corporation (OTCBB: MFLU), today, reported unaudited financial results for the third quarter ended September 30, 2010.

Third Quarter Financial Highlights:

•                  Reported revenues of $4.1 million for the three months ended September 30, 2010, a decrease of $0.4 million, or 9%, as compared to revenues of $4.5 million for the same period in 2009. Excluding $1.3 million in 2009 revenue directly related to machine production in response to the global pandemic H1N1 crisis, revenues grew by 29% in the third quarter of 2010 as compared to the third quarter of 2009

•                  Achieved target of 60% gross margin for the fifth consecutive quarter in the third quarter of 2010

•                  Increased unit sales to 144 units compared to 127 units for the same period in 2009

Nine Month Financial Highlights:

•                  Grew revenues by 12% to $12.9 million, an increase of $1.4 million, for the nine months ended September 30, 2010 as compared to revenues of $11.5 million for the same period in 2009

•                  Delivered an EBITDA of $769,000 for the nine months ended September 30, 2010 compared with an EBITDA of $227,000 for the same period in 2009

“Our third quarter 2010 results were affected by the absence of significant revenue directly related to increased machine production in response to the 2009 global pandemic flu crisis,” said Michael C. Ferrara, President and Chief Executive Officer. “We anticipated this trend by increasing our presence and growing consecutive quarter-to-quarter revenues across a number of key markets in the biopharmaceutical space and returning adjacent markets, including chemical, cosmetics, food and nutraceuticals. The core competencies of MFLU that delivered four consecutive quarters of net income profitability prior to the third quarter of 2010 and our strategic decision to expand our efforts to adjacent markets enabled us to offset a measure of variability inherent in the business which we experienced in the third quarter of 2010. Our nine month financials are strong and we remain focused on successfully moving forward and driving year-over-year growth as we look to the end of 2010.”

“We continue to improve the financial stability of the Company as our nine month results demonstrate,” said Peter Byczko, Vice President of Finance and Chief Accounting Officer. “This performance directly supported our ability in October  to obtain a one-year extension on our $1 million secured revolving credit line with Webster Bank. This line of credit coupled with our $2 million cash position at the end of the third quarter provides the Company with important flexibility as we continue to focus on growing our business.”

Third Quarter Financial Results:

Revenues for the three months ended September 30, 2010 were $4.1 million, a decrease of $0.4 million, or 9%, as compared to revenues of $4.5 million for the three months ended September 30, 2009. North American revenues were $2.8 million, a decrease of 14%, as compared to $3.2 million in the third quarter of 2009. Foreign revenues increased 5.5% to $1.3 million in the third quarter of 2010 in comparison to the third quarter of 2009. The overall decrease in revenues was principally attributable to a decrease in the sale of production machines driven by $1.3 million in North American 2009 revenues directly related to machine production in response to the global pandemic H1N1 crisis and a decrease in service revenue, primarily related to orders for spare parts. Gross margin was 60% for the third quarter of 2010 down from 66% in the third quarter of 2009 due to an expedite fee paid last year with no associated cost. The Company reported a net loss of $243,000, or $0.02 per diluted share, for the three months ended September 30, 2010 as compared to a net income of $425,000, or $0.04 per diluted share, for the same period in 2009.

EBITDA was $7,000 for the three months ended September 30, 2010 as compared with an EBITDA of $647,000 for the same period in 2009. EBITDA is not a financial measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of GAAP net income to Non-GAAP EBITDA is provided in the financial tables that accompany this release and is discussed under the section below titled “Non-GAAP Financial Measures.”

Nine Month Financial Results:

Revenues for the nine months ended September 30, 2010 were $12.9 million, an increase of $1.4 million, or 12%, as compared to revenues of $11.5 million for the nine months ended September 30, 2009. Net income was $6,000 for the nine months ended September 30, 2010 as compared to a $442,000 net loss, or $0.04 per diluted share, for the same period in 2009.

EBITDA was $769,000 for the nine months ended September 30, 2010 compared with a $227,000 EBITDA for the same period in 2009.

Live Webcast:

Microfluidics International Corporation will host a webcast on Monday, November 16, 2010 at 8:30 a.m. Eastern Time. Participants are invited to attend the call by visiting www.microfluidicscorp.com/investors and clicking the webcast link or by dialing 1-800-591-6945 (within the United States) or 1 617-614-4911 (outside the United States). The pass code for participants is 16352701.

A replay will be available for one week beginning approximately two hours after the live call through November 23, 2010. To access the replay, dial 1-888-286-8010 (within the United States) or 1 617-801-6888 (outside the United States). The pass code for participants is 87175046.

About Microfluidics International Corporation

Microfluidics International Corporation designs, manufactures and distributes patented and proprietary high performance Microfluidizer® materials processing and formulation equipment to the biotechnology, pharmaceutical, chemical, cosmetics, nutraceutical/food, energy and academics. The Company applies its 20 plus years of high pressure processing experience to produce the most uniform and smallest liquid and suspended solid particles available and has provided manufacturing systems for nanoparticle products for more than 15 years.

Microfluidics is a leader in advanced materials processing equipment for laboratory, pilot scale and manufacturing applications, offering innovative technology and comprehensive solutions for nanoparticle and other materials processing and production.

Non-GAAP Financial Measures:

In addition to the results reported in accordance with GAAP within this release, the Company may reference certain information that is considered a non-GAAP financial measure, including EBITDA, which is defined as earnings before interest, taxes, depreciation and amortization.  Management believes these measures are useful and relevant to management for operational planning and decision making purposes, and informative to investors in their analysis of the Company’s underlying business and operating performance. Non-GAAP financial measures should not be considered a substitute for any GAAP measures. Additionally, non-GAAP measures as presented by the Company may not be comparable to similarly titled measures reported by other companies. A reconciliation of GAAP to non-GAAP financial information discussed in this release is contained in the attached exhibits.

Safe Harbor for Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: our ability to access sufficient working capital, including from our revolving line of credit; our continued compliance with the representations, warranties and covenants under our existing convertible debenture and revolving line of credit; our history of losses, which includes net losses in four of the last five fiscal years; the timing and size of customer orders for our products; the adoption, timing and performance of new technology and products developed by us; changes and advances in technology that may make our products obsolete or reduce demand for our products; our ability to protect and maintain the confidentiality of our intellectual property; our ability to retain key members of our management team; risks related to the biotechnology and pharmaceutical industries due to the substantial portion of our income derived from these industries, including health care regulation, industry consolidation, uncertainty in technology changes and patent expirations, and reductions and delays in expenditures in research and development; changes in governmental rules and regulations, including health care and those regulating the exportation of goods; and general economic and business conditions, including those adversely effecting the pharmaceutical and biotechnology industries. For a more detailed discussion of risks and uncertainties which could cause actual results to differ from those contained in our forward-looking statements, see Item 1A, “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2009 and our other periodic reports filed with the SEC. You should not place undue reliance on our forward-looking statements, which speak only as of the date they are made. We are providing this information as of this date, and we do not undertake to update the information included in this presentation, whether as a result of new information, future events or otherwise.

—Financial Charts to Follow—

MICROFLUIDICS INTERNATIONAL CORPORATION

Condensed Consolidated Statements of Operations

(Unaudited - in thousands, except share and per share amounts)

	For The Three Months Ended September 30,		For The Nine Months Ended September 30,
	2010	2009	2010	2009

Revenues	$4,077	$4,462	$12,904	$11,490
Cost of sales	1,644	1,533	5,002	4,679
Gross profit	2,433	2,929	7,902	6,811

Operating expenses:
Research and development	468	433	1,444	1,301
Selling	1,093	1,007	3,224	3,154
General and administrative	939	920	2,688	2,375
Total operating expenses	2,500	2,360	7,356	6,830

Income (loss) from operations	(67)	569	546	(19)
Interest expense	(176)	(144)	(540)	(425)
Interest income	—	—	—	2
Net income (loss)	$(243)	$425	$6	$(442)

Net income (loss) per common share:
Basic	$(0.02)	$0.04	$—	$(0.04)
Diluted	$(0.02)	$0.04	$—	$(0.04)
Weighted average number of common and common equivalent shares outstanding:
Basic	10,422,525	10,387,282	10,412,252	10,376,949
Diluted	10,422,525	10,474,532	10,613,592	10,376,949

MICROFLUIDICS INTERNATIONAL CORPORATION

Condensed Consolidated Balance Sheets

(Unaudited - in thousands, except share and per share amounts)

	September 30,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$1,980	$2,185
Accounts receivable, net of allowance of $39 and $44 on September 30, 2010 and December 31, 2009, respectively	2,861	2,571
Inventories	2,675	2,916
Prepaid and other current assets	281	280
Total current assets	7,797	7,952

Property and equipment, net	684	891
Other non-current assets	396	535

Total assets	$8,877	$9,378

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,009	$545
Accrued expenses	1,265	1,727
Customer advances	390	1,137
Total current liabilities	2,664	3,409

Long-term liabilities:
Convertible debt	4,720	4,679
Total liabilities	7,384	8,088

Stockholders’ equity:
Common stock; $.01 par value; 30,000,000 and $30,000,000 shares authorized; 10,662,093 and 10,630,228 shares issued; 10,426,647 and 10,394,782 shares outstanding as of September 30, 2010 and December 31, 2009, respectively	107	106
Additional paid-in capital	18,450	18,254
Accumulated deficit	(16,395)	(16,401)
Treasury stock, 235,446 shares, at cost, as of September 30, 2010 and December 31, 2009	(669)	(669)
Total stockholders’ equity	1,493	1,290
Total liabilities and stockholders’ equity	$8,877	$9,378

MICROFLUIDICS INTERNATIONAL CORPORATION

U.S. GAAP to Non-GAAP Measure Reconciliations and

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

(In thousands, except share and per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
Description	2010	2009	2010	2009

Net income (loss)	$(243)	$425	$6	$(442)

Net interest expense	176	144	540	425
Depreciation and amortization	74	78	223	244

EBITDA (Non-GAAP Measure)	$7	$647	$769	$227